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                                                                     Exhibit 3.4

                           CERTIFICATE OF ELIMINATION
                                       OF
                 SERIES A JUNIOR PARTICIPATION PREFERRED STOCK
                                       OF
                              AMERICA ONLINE, INC.


     Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation is America Online, Inc. (hereinafter referred to as the "Corporation").

2. The series of shares of stock of the Corporation to which this certificate relates is "Series A Junior Participating Preferred Stock", par value $.01 per share (the "Series A Preferred Stock").

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in resolutions adopted by the Board of Directors of the Corporation dated April 23, 1993 pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation. A certificate setting forth said resolutions has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

     RESOLVED:  That none of the authorized shares of the original Series A
               Junior Participating Preferred Stock of the Corporation are outstanding and none of such shares will be issued and that the officers of the Corporation be, and each hereby is, authorized and directed to file a Certificate of Elimination of such Series A Junior Participating Preferred Stock of the Corporation setting forth this Resolution with the Secretary of State of the State of Delaware for the purpose of eliminating from the Restated Certificate of Incorporation of the Corporation all reference to the original Series A Junior Participating Preferred Stock of the Corporation.

     IN WITNESS WHEREOF, America Online, Inc. has caused this Certificate to be signed by its duly authorized officer this 10th day of June, 1998.


                                       AMERICA ONLINE, INC.



                                       By: /s/LENNERT J. LEADER
                                       Lennert J. Leader
                                       Senior Vice President, Chief Financial
                                       Officer, Treasurer, Chief Accounting
                                       Officer and Assistant Secretary